Exhibit 10.2

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is entered into as of July 25, 2011, by and among Paradigm Holdings, Inc., a Nevada corporation (the “Company”), CACI, INC.—FEDERAL, a Delaware corporation (“Parent”) and __________________ (the “Stockholder”).  The Stockholder is executing this Agreement only in its capacity as the owner of the Subject Securities.

RECITALS

WHEREAS, on July 25, 2011, the Board of Directors of the Company adopted an Agreement and Plan of Merger among the Company, Parent and CACI Newco Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, a plan of merger of Merger Sub with and into the Company (the “Merger”), and unconditionally recommended the plan of merger represented by the Merger Agreement and submitted the same to the stockholders of the Company for approval;

WHEREAS, as of the date hereof, the Stockholder is the record holder and beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of (x) that number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (y) such options to purchase that number of shares of Common Stock (the “Options”, and as exercised, the “Option Shares” and together with any Common Stock, the “Subject Shares”, and together with the Options, the “Subject Securities”), in each case as is set forth on Schedule 1 to this Agreement;

WHEREAS, under the Merger Agreement, the Stockholder will receive substantial value for its Subject Securities; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has requested that the Stockholder enter into this Agreement pursuant to which the Stockholder shall, among other things, consent to the approval of the Merger Agreement and the Merger and agree to support the transactions contemplated thereby, pursuant and subject to the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Written Consent and Further Agreement to Vote.

(a)           Concurrent with the execution and delivery of this Agreement, the Stockholder shall, pursuant to, and in accordance with, the Bylaws, execute and deliver, or cause to be executed and delivered, to the Company, with a copy to Merger Sub, an action by written consent in the form attached as Exhibit A to this Agreement (the “Written Consent”), which Written Consent shall be irrevocable except as set forth in Section 8.

(b)           The Stockholder agrees with Parent (and not any other stockholder of the Company (each stockholder of the Company other than the Stockholder, an “Other Stockholder” and, collectively, the “Other Stockholders”)) that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, the Stockholder shall vote (or cause to be voted) the Subject Shares (i) in favor of the Merger, the Merger Agreement and transactions contemplated thereby, and (ii) against the adoption of an Adverse Proposal.  For purposes of this Agreement, the term “Adverse Proposal” means (A) any Acquisition Proposal or (B) any of the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (2) any sale, lease or other similar transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (3) any other action, proposal, transaction or agreement that in any way serves to or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement; or (4) any amendment of the Articles of Incorporation or Bylaws or any other action, proposal, transaction or agreement that in any way serves to or would reasonably be expected to postpone, prevent, materially interfere with or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

(c)           If any stockholder vote in respect of the Merger, the Merger Agreement or the transactions contemplated thereby is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with any vote of shareholders shall apply thereto.

2.             Irrevocable Proxy.

(a)           Grant of Proxy.  The Stockholder hereby appoints Parent and any designee of Parent, each of them individually, the Stockholder’s proxy and attorney-in-fact during the term of this Agreement, with full power of substitution and re-substitution, to vote, direct the vote or act by written consent with respect to the Subject Shares (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Nevada or the rules of any bank, broker or depositary may permit or require in connection with any matter referred to in Section 1.  This proxy is given to secure the performance of the duties of the Stockholder under this Agreement and its existence will not be deemed to relieve the Stockholder of its obligations under Section 1.  The Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 8, whereupon such proxy and power of attorney shall automatically terminate and be deemed null and void.  The Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy granted herein is intended to comply with the requirements of Section 78.355(5) of the NRS applicable to irrevocable proxies.  The proxy granted herein shall not be revoked when the interest with which it is coupled is extinguished.  The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder.

(b)           Other Proxies Revoked.  The Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, has revoked any and all such proxies, and hereby revokes any and all such proxies to the extent not previously revoked.

3.           Restrictions on Transfers of Beneficial Ownership. During the term of this Agreement, the Stockholder will not, directly or indirectly: (a) except pursuant to the terms of this Agreement offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (each, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Shares (other than a transfer by the Stockholder to an Affiliate of such Stockholder that has entered into an agreement in the form of this Agreement with Parent or expressly agreed to be bound by the terms and conditions of this Agreement in a written agreement reasonably acceptable to Parent); (b) except pursuant to the terms of this Agreement or as otherwise called for by the Merger Agreement, (i) deposit any Subject Shares into a voting trust, (ii) grant any proxies or powers of attorney or enter into a voting agreement with respect to any of the Subject Shares, or (iii) enter into any other agreement or understanding with respect to the voting of any of the Subject Shares; (c) convert or consent to the conversion of any of the Subject Shares into any other class of capital stock or other securities of the Company; or (d) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of impairing the ability of Stockholder to perform Stockholder’s obligations under this Agreement or preventing or delaying the Merger or consummation of any of the other transactions contemplated by the Merger Agreement.  Any attempted Transfer of the Subject Shares or any interest therein in violation of this Section 3 shall be null and void ab initio.

4.             No Solicitation.  The Stockholder shall, and shall cause each agent and representative (including any investment banker, financial advisor, attorney, accountant or other representative retained by the Stockholder or any such representative) (each, a “Stockholder Representative”) of the Stockholder to, immediately cease any discussions or negotiations with any other parties conducted heretofore (other than Parent and Merger Sub) with respect to any Acquisition Proposal.  The Stockholder shall not, nor shall it permit its Stockholder Representatives to, directly or indirectly through another Person:  (i) solicit, initiate, induce, knowingly facilitate or encourage the making by any Person (other than Parent and its Subsidiaries) of any Acquisition Proposal or Acquisition Inquiry or take any actions that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Inquiry; (ii) enter into discussions or negotiations with any Person in furtherance of an Acquisition Inquiry or to obtain an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; (iv) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (v) enter into any Contract with respect to any Acquisition Proposal or Acquisition Inquiry.  Without limiting the foregoing, it is agreed that any violation of the foregoing by the Stockholder shall be a violation of Section 6.4 of the Merger Agreement by the Company.

5.             No Limitations on Stockholder’s Action as a Director.  The Stockholder executes this Agreement solely in its capacity as the owner of its Subject Securities, and nothing in this Agreement shall limit or restrict the Stockholder, or any partner, member, director, officer, employee of any Affiliate of the Stockholder, who is or becomes during the term hereof a member of the board of directors of the Company or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, in such person’s capacity as a member of the board of directors of the Company or any of its Subsidiaries, including all actions taken by such person in accordance with such person’s fiduciary duties as a director of the Company or any of its Subsidiaries or otherwise as permitted by the Merger Agreement.

6.             Representations and Warranties of Stockholder.  The Stockholder hereby represents and warrants to Parent as follows:

(a)           Ownership.  Except as otherwise set forth on Schedule 1, the Stockholder is the record and beneficial owner of, and has good and valid title to its Subject Shares, free and clear of any liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, and community property interests.  Except as expressly set forth on Schedule 1, there are no options, warrants or other rights, agreements, voting trusts, proxies, arrangements or commitments of any character to which the Stockholder is a party relating to the pledge, disposition or voting of any of the Subject Shares.  Except as expressly set forth on Schedule 1, except for its Subject Shares, the Stockholder does not beneficially own any securities of the Company on the date hereof, and does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote.

(b)           Organization, Authority.  The Stockholder has all requisite power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(c)           Execution and Delivery.  This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, reorganization, insolvency, moratorium, liquidation and other laws relating to, or affecting the enforceability of creditors’ rights and remedies generally.

(d)           No Conflicts.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) any loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement, or instrument to which the Stockholder is a party or by which the Stockholder or any of its Subject Shares is bound, or (ii) any law, injunction, judgment, writ, decree, order or ruling applicable to the Stockholder or to such Stockholder’s property or assets.  Subject to appropriate filings under securities laws (which the Stockholder agrees to make promptly), to the extent applicable, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of the Stockholder is required in connection with the valid execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof.  No consent of the Stockholder’s spouse is necessary under any “community property” or other laws in order for the Stockholder to enter into and perform its obligations under this Agreement.

(e)           Reliance.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance under this Agreement.

7.             Representations and Warranties of Parent.  Parent hereby represents and warrants to the Stockholder as follows:

(a)           Organization, Authority.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent has all the requisite power and authority to enter into, execute and deliver this Agreement and to perform fully the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)           Execution and Delivery.  This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, reorganization, insolvency, moratorium, liquidation and other laws relating to, or affecting the enforceability of creditors’ rights and remedies generally.

(c)           No Conflicts.  Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) Parent’s certificate of incorporation, bylaws or other constituent documents, (ii) any contract, obligation, commitment, agreement, restriction, understanding, or instrument to which Parent is a party or by which Parent is bound, (iii) any injunction, judgment, writ, decree, order or ruling applicable to Parent, or (iv) subject to the filing of any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby, any law, statute, rule or regulation applicable to Parent.  Subject to appropriate filings under securities laws (which Parent agrees to make promptly), to the extent applicable, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Parent is required in connection with the valid execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof.

8.            Termination.  Except as otherwise set forth below, this Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earliest of:

(a)           the Effective Time;

(b)           the date upon which the Merger Agreement is validly terminated in accordance with its terms; and

(c)           the delivery of written notice by Parent to the Stockholder of the termination of this Agreement.

If this Agreement terminates pursuant to this Section 8, then any written consent delivered by the Stockholder pursuant to Section 1 and the proxies granted by the Stockholder pursuant to Section 2(a) shall terminate and be deemed null and void.  If this Agreement terminates pursuant to Sections 8(b) or 8(c) above, then any release granted pursuant to Section 9 shall terminate and be deemed null and void.

9.             Release.

(a)           Effective as of the Effective Time and in consideration of the payment or right to receive payment of the portion of the Merger Consideration and other amounts, whether or not payable as of the Closing, to which the Stockholder is entitled pursuant to the Merger Agreement, the Stockholder (in its capacity as such), (i) on behalf of itself and its heirs, next-of-kin, administrators, executors and Affiliates and their respective partners, members, stockholders, managers, equity holders, directors, officers and employees, and (ii) on behalf of any other agents, successors, assigns and any other Person claiming by, through or under any of the foregoing (collectively, the “Releasing Parties”), hereby fully, forever, irrevocably and unconditionally waives, releases and discharges the Company and its Affiliates and their respective officers, directors, agents, employees, stockholders, equity holders, Subsidiaries, successors and assigns (the “Released Parties”) from any and all actions, causes of action, suits, debts, covenants, controversies, damages, judgments, executions, claims and demands whatsoever, based upon any theory of foreign, federal, state or local statutory, regulatory or common law, and any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, whether fixed, contingent or liquidated, or whether known or unknown, that may be or could have been asserted, with respect to or arising during or in connection with the period commencing at the beginning of time and ending at the date hereof out of any event, occurrence, act or failure to act relating to the Company (collectively, the “Released Matters”).  The Stockholder represents and warrants that it has not assigned any of its claims released by this Section 9(a).

(b)           The foregoing shall not constitute a release of claims or any other matter with respect to (i) payment of any portion of the Merger Consideration and other amounts to which the Stockholder is entitled pursuant to the terms and conditions of the Merger Agreement, (ii) any of the rights of the Stockholder or any obligations of the Released Parties to the Stockholder arising under the Merger Agreement, (iii) any of the rights of the Stockholder to indemnification from the Company in the Stockholder’s capacity as a director or officer of the Company, including, without limitation, for actions or inactions by the Stockholder or any of its Affiliates and (iv) any rights of the Stockholder to accrued compensation, expense reimbursement and employee benefits (including in connection with Section 6.11 of the Merger Agreement) to which the Stockholder is entitled as a result of its employment with the Company or its Subsidiaries prior to the Effective Time.  The Stockholder acknowledges and agrees that payment of the Merger Consideration and other amounts payable under the Merger Agreement for its Subject Securities may be subject to the application and/or withholding and reporting of applicable payroll taxes as required by law and authorizes the withholding of all applicable taxes from the payment of such consideration.  The Stockholder, on behalf of itself and each of the Releasing Parties, hereby irrevocably agrees not to assert, directly or indirectly, any claim or demand, or to commence, institute or cause to be commenced or instituted, any proceeding of any kind against any Released Party based upon any matter released hereby.

(c)           The Stockholder hereby waives all rights under Section 1542 of the Civil Code of the State of California, and any other similar law, rule, provision or statute of Nevada or any other jurisdiction, which states in full (or otherwise in substance) as follows:

“A General Release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his  or her settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542 and any similar law, rule, provision or statute of Nevada or any other jurisdiction which operates to bar the release of unknown claims, and to implement a full and complete release and discharge of claims as set forth above, the Stockholder expressly acknowledges that, subject to Section 9(b), this Section 9 is intended to include in its effect, without limitation, all claims the Stockholder does not know or suspect to exist in the Stockholder’s favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claim or claims.

(d)           The Stockholder represents and warrants that the Stockholder (i) has read this Agreement, including the above waiver, (ii) has consulted counsel or has had the opportunity to consult counsel about this Agreement and specifically about the waiver provided in this Section 9, (iii) understands this Agreement and such waiver and (iv) freely and knowingly enters into this Agreement.  The Stockholder acknowledges that the Stockholder may later discover facts different from or in addition to those the Stockholder now knows or believes to be true regarding the matters released in this Section 9, and even so agrees that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.

(e)           This Section 9 shall be of no force and effect unless and until the Effective Time has occurred and shall terminate automatically upon the date on which the Merger Agreement is terminated in accordance with its terms.

10.           Miscellaneous.

(a)           Adjustments.  In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Subject Shares or the like or any other action that would have the effect of changing the Stockholder’s ownership of the Subject Shares or (ii) the Stockholder becomes the record holder or beneficial owner of any additional shares of Common Stock or Preferred Stock (including any such shares acquired by exercise of options, warrants or otherwise), then the terms of this Agreement will apply to all of the shares of Common Stock and Preferred Stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the record holder or beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder. Notwithstanding the foregoing, each Stockholder shall immediately notify Parent in writing, and obtain the prior written consent of Parent, if it intends to purchase or otherwise acquire beneficial ownership, voting or other rights to any capital stock of the Company after the date hereof, and to promptly notify Parent of the number of any new shares of capital stock of the Company acquired by the Stockholder, if any, after the date hereof.

(b)           Waiver of Dissenter’s Rights. The Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement.  The Stockholder hereby waives, and agrees not to exercise or assert, any right of dissent or similar rights under the NRS or other applicable law in connection with the Merger.

(c)           Publication. The Stockholder hereby permits Parent to publish and disclose in all documents and schedules filed with the SEC or The New York Stock Exchange its identity and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure shall be subject to the prior review and comment by the Stockholder.  Except as provided above or as may be required by applicable law, without the prior written consent of the other parties, (i) neither the Stockholder nor Parent shall issue any press release or make any other public statement with respect to this Agreement or the terms hereof and (ii) the Stockholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement.

(d)           Further Actions.  Each of the parties hereto agrees that it will execute and deliver such other documents and instruments and to take such further actions as from time to time may be necessary or appropriate to effectuate this Agreement.

(e)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder, to the Stockholder’s address on the signature page hereto, with copies (which shall not constitute notice) to the Company and Holland & Knight LLP at the addresses below.

If to the Company:

Paradigm Holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, Maryland  20850
Attention: Peter B. LaMontagne
Fax:  (240) 580-1902

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia  22102
Attention:  Jonathan Wolcott
Fax:  (703) 720-8610

If to Parent:

CACI International Inc
1100 North Glebe Road
Arlington, VA 22201
Attention:  President
Fax:  (703) 841-2891

with copies (which shall not constitute notice) to:

CACI International Inc
1100 North Glebe Road
Arlington, VA 22201
Attention:  Legal Division
Fax:  (703) 841-2850

and

Sheppard, Mullin, Richter & Hampton, LLP
1300 I Street, NW
11th Floor East
Washington, D.C. 20005
Attention:  Robert L. Magielnicki and Lucantonio N. Salvi
Fax:  (202) 312-9454

All such communications shall be deemed to have been duly given: (i) in the case of a notice delivered by hand, when personally delivered, (ii) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt and (iii) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

(f)           Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, except that Parent may assign this Agreement to a wholly-owned Subsidiary of Parent in connection with the concurrent assignment of the Merger Agreement to such Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.  Any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties, their respective successors and permitted assigns.

(g)           Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

(h)           Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, either written or oral, among the parties, or any of them, with respect thereto.

(i)           Waivers.  Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(j)           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (ii) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation, (iii) reference to any Section means such Section hereof, (iv) any reference in this Agreement to $ shall mean U.S. dollars, and (v) any reference in this Agreement to gender shall include both genders, and words imparting the singular number only shall include the plural and vice versa.  No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(k)           Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF (EXCEPT AS EXPRESSLY PROVIDED HEREIN THAT THE NRS SHALL BE APPLICABLE OR OTHERWISE INSOFAR AS NEVADA CORPORATION LAW SHALL BE MANDATORILY APPLICABLE HERETO).

(l)           Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Relevant Courts for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 10(l) is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law.  The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in Section 10(e), shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(m)           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.  In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

(n)           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or electronic data file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(o)           Severability.  Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

(p)           Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(q)           Voidability.  If prior to the execution hereof, the Company Board shall not have duly and validly authorized and approved by all necessary corporate action this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Merger Sub would become, or could reasonably be expected to become, an “Interested stockholder” with whom the Company would be prevented for any period pursuant to the NRS from engaging in any “combination” (as such terms are defined in Section 78.411 et seq. of the NRS), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained (at which time this Agreement shall become automatically effective and enforceable without further action by any party hereto).

(r)           Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(s)           Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Merger Agreement.  Notwithstanding anything to the contrary contained herein, for purposes of this Agreement only, the Stockholder and the Company shall be deemed not to be Affiliates of each other (or of any other Person who would otherwise be an Affiliate as a result of an Affiliate relationship between the Stockholder and the Company).

(t)           Acknowledgements.  The Stockholder hereby waives any and all notices and consent rights (other than consent rights satisfied by this Agreement and the Written Consent), solely with respect to the Merger Agreement and all agreements, understandings or arrangements entered into connection with the Merger Agreement, including this Agreement (collectively, the “Transaction Documents”), and with respect to the transactions contemplated by the Transaction Documents, to which it is otherwise entitled under the terms of the Company’s articles of incorporation or bylaws or any agreement, understanding or arrangement to which the Stockholder or its Affiliates are party with the Company; provided, that this waiver shall not apply to any notices or consents rights afforded to such Stockholder under the Transaction Documents.

(u)           Independent Nature of Stockholders’ Obligations and Rights.

(1)           The obligations of the Stockholder under this Agreement or any other Transaction Document are several and not joint with the obligations of any Other Stockholder, and the Stockholder shall not be responsible in any way for the performance of the obligations of any Other Stockholder under the Transaction Documents.  Nothing contained herein or in any other Transaction Document, and no action taken by the Stockholder pursuant hereto or any Other Stockholder pursuant thereto, shall be deemed to constitute the Stockholder, on the one hand, and any Other Stockholder, on the other hand, as (and each of the Company and Parent acknowledges that the Stockholder and the Other Stockholders do not so constitute) a partnership, an association, a joint venture or any other kind of group (including, without limitation, within the meaning of Section 13(d)(3) under the Exchange Act or Rule 13d-5(b)(1) thereunder) or entity, or create a presumption that the Stockholder is in any way acting in concert or as a group (including, without limitation, within the meaning of Section 13(d)(3) under the Exchange Act or Rule 13d-5(b)(1) thereunder) or entity with respect to such obligations or the transactions contemplated by the Transaction Documents or any matters and neither the Company nor Parent, nor any of their respective Affiliates, shall assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents.  The decision of the Stockholder to enter into this Agreement and any other Transaction Document to which the Stockholder is a party, and with respect to the performance of its obligations hereunder and thereunder, has been made by the Stockholder independently of any Other Stockholder.

(2)           Each of the Company, Parent and the Stockholder confirm that the Stockholder has, independently of any Other Stockholder, participated with Company and Parent in the negotiation of this Agreement and to the extent it is a party thereto, the other Transaction Documents.  The Stockholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any Other Stockholder to be joined as an additional party in any proceeding for such purpose.

 [SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Stockholder:
Name:

Address:

Fax:

Company:	PARADIGM HOLDINGS, INC.

By:
Name:
Title:

Parent:	CACI, INC.—FEDERAL

By:
Name:
Title:

[Signature Page to Common Stockholder Support Agreement]